            Imagination in Education

For Immediate Release

PCS ANNOUNCES STEM ACADEMY PARTNERSHIP PROGRESS

BOISE, Idaho – June 18, 2012 - PCS Edventures!.com, Inc., (OTCBB: PCSV-News) a leading provider of K-16 programs focused on Science, Technology, Engineering and Mathematics (STEM), today announced a progress update on their partnership with The STEM Academy.  In the Fall of 2010, PCS Edventures announced the formation of an industry partnership with The STEM Academy or STEM 101, a national, non-profit organization dedicated to improving K-12 STEM literacy for all students. STEM 101 practices, strategies, and programming are built upon a foundation of identified national best practices designed to improve minority and low-income student growth, close achievement gaps, decrease dropout rates, increase high school graduation rates and improve staff effectiveness.

Since the initial partnership announcement, PCS and STEM 101 have worked together to successfully deploy PCS robotics programs into multiple sites located in Texas, South Carolina, Alaska, Wisconsin, Maryland, North Carolina, and Idaho.  Orders for five new sites were received in June alone and more are anticipated before the end of the quarter.

Robert Grover, CEO of PCS Edventures said, "The relationship with STEM 101 continues to evolve and is highly positive.  To date, we have received orders from STEM 101 in excess of $100,000 and based on the quality of their programs and people, and our commitment to providing them the very best in robotics and STEM programs, PCS revenues from this partnership will continue to grow annually."

Russell Mickelson, CEO of The STEM Academy stated, "The STEM Academy is committed to improving STEM literacy for all students. STEM 101 pedagogy, programming and professional development empowers our partner school network with an elevated instructor STEM capacity and improved student outcomes. We have enjoyed our early growth with PCS and look forward to continuing to build this partnership to deliver much needed STEM programs to our partner schools."

You can learn more about PCS robotics and STEM programs in recent stories posted on the PCS News website.  http://pcsedu.com/news

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol "PCSV."

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact Information:

Financial Contact:  Leann Gilberg 1.800.429.3110  x136, lgilberg@pcsedu.com

Investor Contact:  Robert Grover 1.800.429.3110  x114, rgrover@pcsedu.com

Web Site:

              www.edventures.com